UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 23, 2006

HOKU SCIENTIFIC, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51458	94-0351487
(State or other jurisdiction Of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1075 Opakapaka Street Kapolei, Hawaii	96707
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (808) 682-7800

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Agreement with E-Ton Solar Tech Co., Ltd.

On October 23, 2006, Hoku Scientific, Inc. entered into a purchase agreement with E-Ton Solar Tech Co., Ltd., in Taiwan, to purchase solar cells manufactured by E-Ton Solar Tech Co., Ltd., for approximately $2.8 million. We expect that these cells will be delivered later this calendar year. The agreement will be filed as an exhibit to our Quarterly Report on Form 10-Q for the three months ended December 31, 2006.

Item 1.02. Termination of a Material Definitive Agreement.

Termination of Agreement with Swiss Wafers AG.

On October 24, 2006, we and Swiss Wafers AG mutually agreed to terminate our agreement to purchase $2.8 million of solar cells from Swiss Wafers, as Swiss Wafers was unable to secure the type of solar cells contemplated for purchase under the agreement. Please see our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 19, 2006 for additional information regarding this agreement. We and Swiss Wafers agreed that neither party would have any further obligation or liability to the other party under the terminated agreement. No penalty fees were incurred by either party in connection with the termination of this agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: October 27, 2006

HOKU SCIENTIFIC, INC.

By:	/s/ Dustin Shindo
Dustin Shindo
Chairman of the Board of Directors, President and Chief Executive Officer